EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SAB Biotherapeutics, Inc. on post-effective amendment to Form S-1 on Form S-3 (File No. 333-261496), Forms S-3 (Nos. 333-275319, 333-274119, 333-271768, 333-271543, 333-269565, 333-289992, and 333-292482) and Forms S-8 (No. 333-277314, 333-262452, 333-281499, 333-286368, and 333-292143) of our report dated March 9, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 9, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 9, 2026